U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

                                 Weissert, Earl
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   (Last)                            (First)              (Middle)

                               100 Mission Ridge
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                                    (Street)

                            Goodlettsville, TN 37072
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

                         Dollar General Corporation DG

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

                                  January 2001

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock                                                                                        37,052      D
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                                 7.                         ative     Deriv-   11.
                 sion                       Number of                          Title and Amount           Secur-    ative    Nature
                 or                         Derivative     6.                  of Underlying     8.       ities     Secur-   of
                 Exer-                      Securities     Date                Securities        Price    Bene-     ity:     In-
                 cise     3.                Acquired (A)   Exercisable and     (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   4.       or Disposed    Expiration Date     ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Trans-   of (D)         (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     action   (Instr. 3,     ----------------              or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  Code     4 and 5)       Date       Expira-            Number  ity      Year      (I)      ship
Security         Secur-   Day/     (Instr.  ------------   Exer-      tion                of     (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    8)       (A)     (D)    cisable    Date       Title   Shares     5)       4)        4)       4)
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

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
Explanation of Responses:




              Earl Weissert                                    3/19/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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